P R E S S R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS FIRST QUARTER RESULTS

SAN ANTONIO, Texas -- February 15, 2005 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its first fiscal quarter ended December 31, 2004.

First quarter revenue was $2.0 million versus $2.6 million in the same period a year ago. Net loss available to common shareholders was $491,000, or $.25 per diluted share, versus a net loss of $1.3 million, or $1.33 per diluted share, in the first quarter last year. The reduced net loss was principally due to lower administrative costs.

Management attributed the decline in first quarter revenue to a lower number of active contracts versus last year's first quarter, and a lower level of new contract signings in recent fiscal years. The long-term decline in contract activity has been the result of lower demand for data conversion services both in general and within the GIS industry in particular. The Company ended the third quarter with an order backlog of $5.4 million versus $6.5 million at the end of fiscal 2004.

Lori Jones, CEO, said, "Management is focused on targeting new market opportunities and broadening the Company's service offering. We recognize that our long-range success is dependent on returning the Company to a position of growth."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	December 31, 2004	September 30, 2004
Current assets:	(Unaudited)
Cash and cash equivalents	$ 1,636	$ 867
Accounts receivable, net of allowance for doubtful accounts of $54 and $54 at December 31 and September 30, 2004, respectively	2,035	3,431
Revenue earned in excess of billings	2,629	3,006
Prepaid expenses and other	168	183
Total current assets	6,468	7,487
Equipment and leasehold improvements, at cost:
Equipment	4,788	4,783
Furniture and fixtures	484	484
Leasehold improvements	267	267
	5,539	5,534
Less accumulated depreciation and amortization	(5,330)	(5,274)
Net equipment and leasehold improvements	209	260
Total assets	$ 6,677	$ 7,747
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	33	53
Billings in excess of revenue earned	394	468
Accounts payable	499	882
Accrued interest -- related party	--	78
Accrued liabilities	472	479
Accrued payroll and related benefits	573	678
Redeemable preferred stock -- current portion	--	129
Fair value of derivative feature -- related party	--	122
Total current liabilities	1,971	2,889
Long-term liabilities:
Long-term debt -- related party	--	1,601
Redeemable preferred stock, no par value. Authorized 2,500 shares; 166 and 259 shares issued and outstanding at December 31 and September 30, 2004, (liquidation value $267 and $362), respectively	210	190
Total long-term liabilities	210	1,791
Total liabilities	2,181	4,680
Commitments and contingencies
Stockholders' equity:
Common stock, no par value. Authorized 10,000 shares; 2,869 and 1,104 shares issued and outstanding at December 31 and September 30, 2004, respectively	35,330	33,410
Accumulated deficit	(30,834)	(30,343)
Total stockholders' equity	4,496	3,067
Total liabilities and stockholders' equity	$ 6,677	$ 7,747

ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

Three Months Ended
	December 31
	2004	2003

Revenues	$ 2,028	$ 2,554

Costs and expenses:
Salaries, wages and benefits	1,554	1,809
Subcontractor costs	378	796
Other general and administrative	436	864
Depreciation and amortization	55	85
Severance and related costs	67	22
Total operating costs	2,490	3,576
Loss from operations	(462)	(1,022)
Other income (expense):
Interest expense, net	(41)	(226)
Other income, net	12	(53)
Total other income (expense)	(29)	(279)
Loss before income taxes	(491)	(1,301)
Provision for income taxes	--	--
Net loss available to common shareholders	$ (491)	$ (1,301)

Basic net loss per common share available to common shareholders	$ (0.25)	$ (1.33)
Diluted net loss per common share available
to common shareholders	$ (0.25)	$ (1.33)

Weighted average common shares:
Basic	1,976	980
Diluted	1,976	980